As filed with the Securities and Exchange Commission on September 21, 2007.
Registration No. 333-65827

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 9 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WADDELL & REED FINANCIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0261715
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6300 Lamar Avenue
OVERLAND PARK, KANSAS
66202
(Address of Principal Executive Offices, including Zip Code)

1998 EXECUTIVE STOCK AWARD PLAN, AS AMENDED AND RESTATED,
1998 NON-EMPLOYEE DIRECTOR STOCK AWARD PLAN, AS AMENDED AND RESTATED AND
1998 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full Title of the Plans)

WENDY J. HILLS	COPY TO:
SECRETARY	GLEN J. HETTINGER
WADDELL & REED FINANCIAL, INC.	FULBRIGHT & JAWORSKI, LLP
6300 LAMAR AVENUE	2200 ROSS AVENUE, SUITE 2800
OVERLAND PARK, KANSAS 66202	DALLAS, TEXAS 75201
(913) 236-2000	(214) 855-8000

(Name, Address, and Telephone Number,
including Area Code, of Agent for Service)

PROSPECTUS

WADDELL & REED FINANCIAL, INC.

2,897,982 SHARES
CLASS A COMMON STOCK, $.01 PAR VALUE
ACQUIRED PURSUANT TO THE WADDELL & REED FINANCIAL, INC.
1998 EXECUTIVE STOCK AWARD PLAN, AS AMENDED AND RESTATED,
1998 NON-EMPLOYEE DIRECTOR STOCK AWARD PLAN, AS AMENDED AND RESTATED AND
1998 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

Our stockholders identified below under the caption “Selling Stockholders” may offer to sell up to 2,897,982 shares of our Class A common stock.

We have already issued to the selling stockholders the shares being offered by the selling stockholders, or we will issue the shares being offered by the selling stockholders prior to the sale of the shares.  This offering is not part of the original issuance of the shares of Class A common stock.  We will not receive any of the proceeds from the selling stockholders’ sale of their shares.  The selling stockholders may offer the shares in transactions on the New York Stock Exchange (the “NYSE”), in negotiated transactions, or through a combination of these methods.  The selling stockholders may offer the shares at prices relating to the prevailing market prices or at negotiated prices.

Our Class A common stock is quoted on the NYSE under the symbol “WDR.”  On September 19, 2007 the last sale price of the Class A common stock, as reported on the NYSE, was $26.10 per share.  Our principal executive offices are located at 6300 Lamar Avenue, Overland Park, Kansas 66202 (telephone number:  (913) 236-2000).

INVESTING IN THE CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is different from that contained in this Prospectus.  The selling stockholders may offer to sell, and seek offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Class A common stock.

This Prospectus is dated September 21, 2007.

2,897,982 SHARES

WADDELL & REED FINANCIAL, INC.

CLASS A COMMON STOCK

PROSPECTUS

September 21, 2007

AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with that Act, file reports and other information with the United States Securities and Exchange Commission (the “SEC”).  Reports, proxy statements, information statements, and other information may be inspected without charge at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004 and at the following regional offices of the SEC:  Northeast Regional Office, 3 World Financial Center, Room 4-300, New York, New York 10281; and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604.  Copies of these filing materials may be obtained from the Public Reference Room of the SEC at 100 F Street, NE Room 1580, Washington, D.C. 20549, at prescribed rates.  Information on the operation of the Public Reference Section is available by calling the SEC at 1-800-SEC-0330.  Reports, proxy statements, information statements, and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.  The SEC maintains a Web site that contains information filed with the SEC.  The SEC’s Web site address is http://www.sec.gov.

In addition, our Annual Report on Form 10-K for the year ended December 31, 2006 (without exhibits) is available via the Internet at our Web site (http://www.waddell.com).  We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

We have filed with the SEC a Registration Statement on Form S-8, with exhibits thereto (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of Class A common stock offered by this Prospectus.  This Prospectus does not contain all information set forth in the Registration Statement.  Certain parts of the Registration Statement have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the Registration Statement which can be inspected at the public reference rooms at the offices of the SEC.

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DOCUMENTS INCORPORATED BY REFERENCE

We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of that person, a copy of any or all of the documents incorporated by reference into this Prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Prospectus incorporates).  Requests should be directed to:

Waddell & Reed Financial, Inc.
6300 Lamar Avenue
Overland Park, Kansas  66202
Attn:  Secretary
(913) 236-2000

The following documents previously filed with the SEC pursuant to the Securities Act and the Exchange Act are incorporated into this Prospectus by reference and are deemed a part of this Prospectus:

(a)           Our Annual Report on Form 10-K for the year ended December 31, 2006;

(b)                                 Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(c)                                  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

(d)           The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 27, 1998, including any amendment or report filed for the purpose of updating such description; and

(e)           All reports filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act, since the filing of the above referenced Form 8-A on February 27, 1998.

All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of those documents.  Any statement incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified, replaced, or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this Prospectus modifies, replaces, or supersedes that statement.  Any statement so modified, replaced, or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this Prospectus.

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RISK FACTORS

You should carefully consider the following risk factors and warnings before making an investment decision.  The risks described below are not the only ones that we face.  Additional risks of which we do not yet know or that we currently think are immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected.  In such case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.  You should also refer to the other information set forth in this Prospectus.

This Prospectus contains or incorporates by reference certain forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.  Those risks include, among others, those listed under the risk factors set forth below.  In evaluating forward-looking statements, you should specifically consider various factors, including the risks outlined below.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, these statements are only predictions and we cannot guarantee future results, levels of activity, performance, or achievements.  Actual events or results may differ materially.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “plans,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements.  We are under no duty to update any of the forward-looking statements after the date of this Prospectus in order to conform such statements to actual results.

Regulatory Risk Is Substantial In Our Business. Non-Compliance With Regulations Or Changes In Regulations Could Have A Significant Impact On The Conduct Of Our Business And Our Prospects, Revenues And Earnings.   Our investment management and broker/dealer businesses are heavily regulated, primarily at the federal level. Non-compliance with applicable laws or regulations could result in sanctions being levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market, or the revocation of licenses. Non-compliance with applicable laws or regulations could also adversely affect our reputation, prospects, revenues and earnings. In addition, changes in current legal, regulatory, accounting, tax or compliance requirements or in governmental policies could adversely affect our operations, revenues and earnings by, among other things, increasing expenses and reducing investor interest in certain products we offer.

In response to recent scandals in the mutual fund industry regarding late trading, market timing and selective disclosure of portfolio information, various legislative and regulatory proposals are pending in or before, or have been adopted by, the SEC, the United States Congress, the legislatures in states in which we conduct operations and the various regulatory agencies that supervise our operations. Additionally, the SEC, the NASD and other regulators are investigating certain practices within the mutual fund industry. These proposals, if enacted or adopted, could have a substantial impact on the regulation, operation and distribution of mutual funds, and could adversely affect our ability to distribute and retain the assets we manage and our revenues and net income. In particular, new rules and regulations recently proposed or adopted by the SEC and NASD will place greater regulatory compliance and administrative burdens on us. For example, recently adopted rules require investment advisers and mutual funds to adopt, implement, review and administer written policies and procedures reasonably designed to prevent violation of the federal securities laws. Similarly, the public disclosure requirements applicable to mutual funds have become more stringent. We may require additional staff to satisfy these obligations, which would increase our operating expenses.

Fee Pressures Could Reduce Our Revenues And Profitability.   There is a trend toward lower fees in some segments of the investment management business. In addition, the SEC has adopted rules that are designed to improve mutual fund corporate governance, which could result in further downward pressure on investment advisory fees in the mutual fund industry. Accordingly, there can be no assurance that we will be able to maintain

5

our current fee structure. Fee reductions on existing or future new business could have an adverse impact on our revenues and profitability.

There May Be Adverse Effects On Our Revenues And Earnings If Our Funds’ Performance Declines.   Success in the investment management and mutual fund businesses is dependent on the investment performance of client accounts relative to market conditions and the performance of competing funds. Good relative performance stimulates sales of the Funds’ shares and tends to keep redemptions low. Sales of the Funds’ shares in turn generate higher management fees and distribution revenues. Good relative performance also attracts institutional and separate accounts. Conversely, poor relative performance results in decreased sales, increased redemptions of the Funds’ shares and the loss of institutional and separate accounts, resulting in decreases in revenues. Failure of our Funds to perform well could, therefore, have a material adverse effect on our revenues and earnings.

An Increasing Percentage Of Our Assets Under Management Are Distributed Through Our Wholesale Channel Which Reflects Higher Redemption Rates Than Our Traditional Advisors Channel.   In recent years we have focused on expanding distribution efforts relating to our Wholesale channel. The percentage of our assets under management in our Wholesale channel has increased from 10.4% at December 31, 2003 to 22.4% at December 31, 2006, and the percentage of our total sales represented by the Wholesale channel has increased from 16.5% for the year ended December 31, 2003 to 52.0% for the year ended December 31, 2006. The success of sales in our Wholesale channel depends upon our maintaining strong relationships with institutional accounts, certain strategic partners and our non-proprietary sales outlets. Many of those distribution sources also offer investors competing funds that are internally or externally managed, which could limit the distribution of our products. The loss of any of these distribution channels and the inability to continue to access new distribution channels could decrease our assets under management and adversely affect our results of operations and growth. We cannot assure you that these channels and their client bases will continue to be accessible to us. The loss or diminution of the level of business we do with those providers could have a material adverse effect on our business, especially with the higher concentration of assets in certain funds in this channel. In addition, the Wholesale channel had redemption rates of 21.0% and 20.3% for the years ended December 31, 2006 and 2005, respectively, compared to redemption rates of 9.2% and 9.6% for our Advisors channel in the same periods reflecting the higher rate of transferability of investment assets in the Wholesale channel.

There May Be An Adverse Effect On Our Revenues And Earnings If Our Investors Remove The Assets We Manage On Short Notice.   A majority of our revenues are derived from investment management agreements with the Funds that, as required by law, are terminable on 60 days’ notice. Each investment management agreement must be approved and renewed annually by the disinterested members of each Fund’s board of directors/trustees or its shareholders, as required by law. Some of these investment management agreements may be terminated or may not be renewed, and new agreements may not be available. In addition, mutual fund investors may redeem their investments in our mutual funds at any time without any prior notice. Our investment management agreements with institutions and other non-mutual fund accounts are generally terminable upon relatively short notice. Investors can terminate their relationship with us, reduce their aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. The ability of our investors to accomplish this on short notice has increased materially due to the growth of assets in our Wholesale channel, and with the concentration of assets in certain funds in this channel.  The decrease in revenues that could result from any such event could have a material adverse effect on our business and earnings.

There Is No Assurance That New Information Systems Will be Implemented Successfully.  A number of the Company’s key information technology systems were developed solely to handle the Company’s particular information technology infrastructure.  The Company is in the process of evaluating and implementing new information technology and systems that it believes could facilitate and improve our core businesses and our productivity.  There can be no assurance that the Company will be successful in implementing the new information technology and systems or that their implementation will be completed in a timely or cost effective manner.

There May Be Adverse Effects Of The Termination Or Failure To Renew Certain Agreements.  A majority of the Company’s revenues are derived from investment management agreements with the Funds that, as required by law, are terminable on 60 days’ notice.  Each such investment management agreement must be approved and renewed annually by disinterested members of each Funds’ board of directors/trustees or its shareholders, as

6

required by law.  In addition, the Company has co-exclusive arrangements with Nationwide and Minnesota Life/Securian to distribute their variable annuities containing the Target Funds managed by the Company, which are currently set to expire in the fall of 2008.  There can be no assurances that these contracts will be renewed on favorable terms, if at all, at their expiration.  In addition, failure to renew the Securian arrangement could have an adverse impact on the strategic alliance agreement with Securian whereby we manage equity assets for their asset management affiliates.  Finally, our subadvisory agreement with MFC expires in 2007.  There can be no assurances that this agreement will be renewed on favorable terms, if at all.

Our Financial Advisors Are Classified As Independent Contractors, And Changes To Their Classification Costs May Increase Our Operating Expenses.  From time to time, various legislative or regulatory proposals are introduced at the federal or state levels to change the status of independent contractors’ classification to employees for either employment tax purposes (withholding, social security, Medicare and unemployment taxes) or other benefits available to employees.  Currently, most individuals are classified as employees or independent contractors for employment tax purposes based on 20 “common law” factors, rather than any definition found in the Internal Revenue Code or Internal Revenue Service regulations.   We classify the majority of our financial advisors as independent contractors for all purposes, including employment tax and employee benefit purposes.  There can be no assurance that legislative, judicial, or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change the employee/independent contractor classification of those financial advisors currently doing business with us.  The costs associated with potential changes, if any, with respect to these independent contractor classifications could have a material adverse effect on the Company, including our results of operations and financial condition if we were unable to reflect them in our compensation arrangements with the financial advisors.

New Regulations Restricting The Use Of “Soft Dollars” Could Result In An Increase In Our Expenses.   On behalf of our mutual fund and investment advisory clients, we make decisions to buy and sell securities for each portfolio, select broker/dealers to execute trades, and negotiate brokerage commission rates. In connection with these transactions, we may receive “soft dollar credits” from broker/dealers that we can use to defray certain of our expenses. If regulations are adopted eliminating the ability of asset managers to use “soft dollars,” our operating expenses could increase.

Our Ability To Hire And Retain Senior Executive Management And Other Key Personnel Is Significant To Our Success And Growth.   Our continued success depends to a substantial degree on our ability to attract and retain qualified senior executive management and other key personnel to conduct our broker/dealer, fund management and investment advisory businesses. The market for qualified fund managers, investment analysts and financial advisors is extremely competitive. Additionally, we are dependent on our financial advisors and select wholesale distributors to sell our mutual funds and other investment products. Our growth prospects will be directly affected by the quality, quantity and productivity of financial advisors we are able to successfully recruit and retain. There can be no assurances that we will be successful in our efforts to recruit and retain the required personnel.

Our Business Is Subject To Substantial Risk From Litigation, Regulatory Investigations And Potential Securities Laws Liability.   Many aspects of our business involve substantial risks of litigation, regulatory investigations and/or arbitration, and from time to time, we are involved in various legal proceedings in the course of operating our business. The Company is exposed to liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC, the NASD and other regulatory bodies. We, our subsidiaries, and/or certain of our past and present officers, have been named as parties in legal actions, regulatory investigations and proceedings, and securities arbitrations in the past and have been subject to claims alleging violation of such laws, rules and regulations, which have resulted in the payment of fines and settlements. An adverse resolution of any lawsuit, legal or regulatory proceeding or claim against us could result in substantial costs or reputational harm to the Company, and have a material adverse effect on the Company’s business, financial condition or results of operations, which, in turn, may negatively affect the market price of our Class A common stock (“common stock”) and our ability to pay dividends. In addition to these financial costs and risks, the defense of litigation or arbitration may divert resources and management’s attention from operations.

Our Revenues, Earnings And Prospects Could Be Adversely Affected If The Securities Markets Decline.   Our results of operations are affected by certain economic factors, including the level of the securities markets. The existence of adverse market conditions (which is particularly material to us due to our high concentration of assets

7

under management in the United States domestic stock market) and lack of investor confidence could result in investors withdrawing from the markets or decreasing their rate of investment, either of which could adversely affect our revenues, earnings and growth prospects. Because our revenues are, to a large extent, investment management fees that are based on the value of assets under management, a decline in the value of these assets adversely affects our revenues and earnings. Our growth is dependent to a significant degree upon our ability to attract and retain mutual fund assets, and, in an adverse economic environment, this may prove difficult. Our growth rate has varied from year to year and there can be no assurance that the average growth rates sustained in the recent past will continue. In addition, a decline in the market value of these assets could cause our clients to withdraw funds in favor of investments they perceive as offering greater opportunity or lower risk, which could also negatively impact our revenues and earnings. The combination of adverse markets reducing sales and investment management fees could compound on each other and materially affect earnings.

We Could Experience Adverse Effects On Our Revenues, Profits And Market Share Due To Strong Competition From Numerous And Sometimes Larger Companies.   We compete with stock brokerage firms, mutual fund companies, investment banking firms, insurance companies, banks, Internet investment sites, and other financial institutions and individual registered investment advisers. Many of these companies not only offer mutual fund investments and services, but also offer an ever-increasing number of other financial products and services. Many of our competitors have more products and product lines, services and brand recognition and may also have substantially greater assets under management. Many larger mutual fund complexes have developed relationships with brokerage houses with large distribution networks, which may enable those fund complexes to reach broader client bases. In recent years, there has been a trend of consolidation in the mutual fund industry resulting in stronger competitors with greater financial resources than us. There has also been a trend toward online Internet financial services. If existing or potential customers decide to invest with our competitors instead of with us, our market share, revenues and income could decline.

The Terms Of Our Credit Facility Impose Restrictions On Our Operations That May Adversely Impact Our Prospects And The Operations Of Our Business.   There are no assurances we will be able to raise additional capital if needed, which could negatively impact our liquidity, prospects and operations. We have entered into a three-year revolving credit facility with various lenders providing for total loans of $200.0 million. Under this facility, the lenders may, at their option upon our request, expand the facility to $300.0 million. We also utilize money market loans, which function similarly to commercial paper. At July 31, 2007 there was no balance outstanding under either the revolving credit facility or the money market loan program. The terms and conditions of our revolving credit facility and the money market loans impose restrictions that affect, among other things, our ability to incur additional debt, make capital expenditures and acquisitions, merge, sell assets, pay dividends and create or incur liens. Our ability to comply with the financial covenants set forth in our credit facility could be affected by events beyond our control, and there can be no assurance that we will achieve operating results that will comply with such terms and conditions, a breach of which could result in a default under our credit facility. In the event of a default, the banks could elect to declare the outstanding principal amount of our credit facility, all interest thereon, and all other amounts payable under our credit facility to be immediately due and payable.

Our ability to meet our cash needs and satisfy our debt obligations will depend upon our future operating performance, asset values, the perception of our creditworthiness and, indirectly, the market value of our stock. These factors will be affected by prevailing economic, financial and business conditions and other circumstances, some of which are beyond our control. We anticipate that any borrowings from our existing credit facility, money market loans and/or cash provided by operating activities will provide sufficient funds to finance our business plans, meet our operating expenses and service our debt obligations as they become due. However, in the event that we require additional capital, there can be no assurance that we will be able to raise such capital when needed or on satisfactory terms, if at all, and there can be no assurance that we will be able to renew or refinance our credit facility upon its maturity or on favorable terms. If we are unable to raise capital or obtain financing, we may be forced to incur unanticipated costs or revise our business plan.

Systems Failure May Disrupt Our Business And Result In Financial Loss And Liability To Our Clients.   Our business is highly dependent on financial, accounting and other data processing systems and other communications and information systems, including our mutual fund transfer agency system maintained by a third-party service provider. We process a large number of transactions on a daily basis and rely upon the proper functioning of computer systems of third parties. If any of these systems do not function properly, we could suffer

8

financial loss, business disruption, liability to clients, regulatory intervention or damage to our reputation. If our systems are unable to accommodate an increasing volume of transactions, our ability to expand could be affected. Although we have back-up systems in place, we cannot be sure that any systems failure or interruption, whether caused by a fire, other natural disaster, power or telecommunications failure, acts of terrorism or war or otherwise will not occur, or that back-up procedures and capabilities in the event of any failure or interruption will be adequate.

Potential Misuse Of Funds And Information In The Possession Of Our Employees And/Or Advisors Could Result In Liability To Our Clients And Subject Us To Regulatory Sanctions.   Our financial advisors handle a significant amount of funds for our clients as well as financial and personal information. Although we have implemented a system of controls to minimize the risk of fraudulent taking or misuse of funds and information, there can be no assurance that our controls will be adequate or that a taking or misuse by our employees or financial advisors can be prevented. We could be liable in the event of a taking or misuse by our employees or financial advisors and we could also be subject to regulatory sanctions. Although we believe that we have adequately insured against these risks, there can be no assurance that our insurance will be maintained or that it will be adequate to meet any liability.

There Are No Assurances That We Will Pay Future Dividends Which Could Adversely Affect Our Stock Price.   The Waddell & Reed Financial, Inc. Board of Directors (the “Board of Directors”) currently intends to continue to declare quarterly dividends on our common stock; however, the declaration and payment of dividends is subject to the discretion of our Board of Directors. Any determination as to the payment of dividends, as well as the level of such dividends, will depend on, among other things, general economic and business conditions, our strategic plans, our financial results and condition, and contractual, legal, and regulatory restrictions on the payment of dividends by us or our subsidiaries. We are a holding company and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to provide us with cash. There can be no assurance that the current quarterly dividend level will be maintained or that we will pay any dividends in any future period(s). Any change in the level of our dividends or the suspension of the payment thereof could adversely affect our stock price.

Our Stockholders Rights Plan Could Deter Takeover Attempts Which Some Of Our Stockholders May Believe To Be In Their Best Interest.   Under certain conditions, the rights under our stockholders rights plan entitle the holders of such rights to receive shares of our common stock having a value equal to two times the exercise price of the right. The rights are attached to each share of our outstanding common stock and generally are exercisable only if a person or group acquires 15% or more of the voting power represented by our common stock. Our stockholders rights plan could impede the completion of a merger, tender offer, or other takeover attempt even though some or a majority of our stockholders might believe that a merger, tender offer or takeover is in their best interests, and even if such a transaction could result in our stockholders receiving a premium for their shares of our stock over the then current market price of our stock.

Provisions Of Our Organizational Documents Could Deter Takeover Attempts Which Some Of Our Stockholders May Believe To Be In Their Best Interest.   Under our Certificate of Incorporation, our Board of Directors has the authority, without action by our stockholders, to fix certain terms and issue shares of our Preferred Stock, par value $1.00 per share. Actions of our Board of Directors pursuant to this authority may have the effect of delaying, deterring or preventing a change in control of the Company. Other provisions in our Certificate of Incorporation and in our Bylaws impose procedural and other requirements that could be deemed to have anti-takeover effects, including replacing incumbent directors. Our Board of Directors is divided into three classes, each of which is to serve for a staggered three-year term after the initial classification and election, and incumbent directors may not be removed without cause, all of which may make it more difficult for a third party to gain control of our Board of Directors. In addition, as a Delaware corporation we are subject to section 203 of the Delaware General Corporation Law. With certain exceptions, section 203 imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our voting stock.

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Our Holding Company Structure Results In Structural Subordination And May Affect Our Ability To Fund Our Operations And Make Payments On Our Debt.   We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including $200 million of our senior notes, are dependent upon the earnings of our subsidiaries and the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt or provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of our debt to participate in those assets, would be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

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SELLING STOCKHOLDERS

The table below sets forth information with respect to the beneficial ownership of the Class A common stock of Waddell & Reed Financial, Inc. by the selling stockholders immediately prior to and after this offering.  Henry J. Herrmann is the only selling stockholder who owns or has the right to acquire through exercise of stock options, on the date hereof, in excess of one percent of the outstanding Class A common stock.  All information with respect to beneficial ownership has been furnished by the selling stockholders.  The number of shares that may be sold by each selling stockholder from time to time will be updated in supplements to this Prospectus, which will be filed with the SEC in accordance with Rule 424(b) of the Securities Act.  In each case, the indicated number of shares of Class A common stock includes vested and unvested restricted Class A common stock and shares issuable upon exercise of stock options held by the selling stockholder within the next 60 days.

Name	Class A Common Stock Beneficially Owned as of September 21, 2007 (1)	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percentage of Shares Beneficially Owned After Offering (2)

Henry J. Herrmann	1,735,864	1,642,864	93,000	*
Chief Executive Officer and Director

Alan W. Kosloff	35,324	30,324	5,000	*
Director

Dennis E. Logue	33,748	33,348	400	*
Director

James M. Raines	38,701	36,989	1,712	*
Director

Ronald C. Reimer	45,565	44,565	1,000	*
Director

William L. Rogers	95,712	88,092	7,620	*
Director

Jerry W. Walton	37,064	32,564	4,500	*
Director

Michael L. Avery	166,188	166,188	0	*
Senior Vice President and Chief Investment Officer

Brent K. Bloss	13,438	13,338	100	*
Senior Vice President — Finance and Treasurer

Thomas W. Butch	176,781	176,241	540	*
Senior Vice President and Chief Marketing Officer

Daniel P. Connealy	70,810	69,810	1,000	*
Senior Vice President and Chief Financial Officer

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Name	Class A Common Stock Beneficially Owned as of September 21, 2007 (1)	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percentage of Shares Beneficially Owned After Offering (2)

Mark A. Schieber	15,593	15,481	112	*
Senior Vice President and Controller

Daniel C. Schulte	101,456	101,454	2	*
Senior Vice President and General Counsel

Michael D. Strohm	149,794	149,044	750	*
Senior Vice President and Chief Operations Officer

John E. Sundeen, Jr.	311,180	297,680	13,500	*
Senior Vice President and Chief Administrative Officer — Investments

* Less than 1%

(1)           On April 25, 2005, the Compensation Committee approved the accelerated vesting of all then outstanding unvested options to purchase Company Class A common stock, with the proviso that executive officers and directors whose option vesting dates were accelerated agree not to dispose of any shares of common stock obtained upon exercise of the accelerated options until such time as the options would otherwise have vested, other than dispositions of stock in payment for the exercise price of options and associated taxes, if any, in order to prevent unintended personal benefits to such executive officers and directors.  Indirect beneficial ownership includes shares owned by the director or executive officer (a) as beneficiary or trustee of a personal trust, (b) held in a family charitable foundation in which the director or executive officer has a beneficial interest, (c) by a spouse or as trustee or beneficiary of a spouse’s trust, or (d) in a retirement plan account.  Indirect beneficial ownership excludes shares held in the accounts of Messrs. Thomas W. Butch, Mark A. Schieber and Michael D. Strohm in our 401(k) and Thrift Plan unitized stock fund.

(2)           Assumes that all shares offered hereby are sold but no other securities held by the selling stockholder are sold.

12

PLAN OF DISTRIBUTION

The Class A common stock being offered by the selling stockholders pursuant to this Prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees, or other successors in interest, regardless of whether such successors in interest are successors in interest with respect to the shares being offered.  Such sales may be made on one or more exchanges, in the over-the-counter markets, or otherwise, at prices and on terms then prevailing, at prices related to the then-current market price of the Class A common stock, or in negotiated transactions.  In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such rule rather than pursuant to this Prospectus.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.  Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale.  The selling stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds or sales discounts, commissions, or other compensation may be deemed to be underwriting compensation for purposes of that Act.

USE OF PROCEEDS

We will not receive any proceeds from this offering.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this Prospectus has been passed upon for us by Hughes & Luce, L.L.P., Dallas, Texas.

EXPERTS

The consolidated financial statements of Waddell & Reed Financial, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION

Our Certificate of Incorporation provides that each person who was or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director or officer of another company, partnership, joint venture, trust, or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended after the date of this Prospectus (but, in the case of any amendment, only to the extent that amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to that amendment), against all expense, liability, and loss reasonably incurred or suffered by that person in connection therewith and that indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, and administrators.

The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty.  The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability:  (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law; (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) for transactions in which the

13

director received an improper personal benefit.  In addition, directors and officers are insured, at our expense, against certain liabilities which might arise out of their employment.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee, or agent of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which that person has been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses as the court deems proper.

Insofar as indemnification for liability arising under the Securities Act may be permitted to our directors or officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

14

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents heretofore filed with the United States Securities and Exchange Commission (the “SEC”) by Waddell & Reed Financial, Inc. (the “Registrant,” the “Company” or “we”) are incorporated by reference into this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)                                 The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(c)                                  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

(d)           The description of the Registrant’s Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 27, 1998, including any amendment or report filed for the purpose of updating such description; and

(e)           All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the filing of the initial Registration Statement and any amendments thereto and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified, replaced or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies, replaces or supersedes such statement. Any statement so modified, replaced or superseded shall not be deemed, except as so modified, replaced or superseded, to constitute a part of this Registration Statement.

All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of those documents.  Any statement incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified, replaced, or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this Prospectus modifies, replaces, or supersedes that statement.  Any statement so modified, replaced, or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this Prospectus.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation provides that each person who was or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was one of our directors or officers or is or was serving at our request as a director or officer of another company, partnership, joint venture, trust, or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may be amended after the date of this Prospectus (but, in the case of any amendment, only to the extent that amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to that amendment), against all expense, liability, and loss reasonably incurred or suffered by that person in connection therewith and that indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, and administrators.

The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty.  The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability:  (i) for breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law; (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) for transactions in which the director received an improper personal benefit.  In addition, directors and officers are insured, at the Registrant’s expense, against certain liabilities which might arise out of their employment.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee, or agent of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which that person has been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses as the court deems proper.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number	Description

4.1

Specimen of Class A Common Stock Certificate, par value $0.01 per share.  Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, File No. 333-43687, on February 27, 1998 and incorporated herein by reference.

4.2	Form of Option Exchange Mailing Documents. Filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-8, File No. 333-65827, October 16, 1998 and incorporated herein by reference.
4.3

Waddell & Reed Financial, Inc. 1998 Non-Employee Director Stock Award Plan, as amended and restated. Filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, File No. 333-43687, for the quarter ended September 30, 2005 and incorporated herein by reference.

4.4

Waddell & Reed Financial, Inc. 1998 Executive Stock Award Plan, as amended and restated. Filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, File No. 333-43687, for the quarter ended September 30, 2005 and incorporated herein by reference.

4.5

Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated. Filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, File No. 333-43687, for the quarter ended June 30, 2007 and incorporated herein by reference.

4.6

Rights Agreement, dated as of April 28, 1999, by and between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York, which includes the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company, as filed on May 13, 1999 with the Secretary of State of Delaware, as Exhibit A and the form of Rights Certificate as Exhibit B.  Filed as Exhibit 4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

4.7

First Amendment to Rights Agreement, dated as of February 14, 2001, by and between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York.  Filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

5.1	Opinion of Hughes & Luce, L.L.P. Filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-8, File No. 333-65827, on October 16, 1998 and incorporated herein by reference.
23.1	Consent of Hughes & Luce, L.L.P. Contained in Exhibit 5.1 hereto.
23.2*	Consent of KPMG LLP.
24.1	Powers of Attorney. Filed as Exhibit 24.1 to the Company’s Post Effective Amendment No. 5 to Form S-8, File No. 333-65827, on September 12, 2003 and incorporated by reference.

*  Filed herewith

ITEM 9.  UNDERTAKINGS.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by us pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 9 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on September 21, 2007.

WADDELL & REED FINANCIAL, INC.

/s/ DANIEL P. CONNEALY
Daniel P. Connealy
Senior Vice President and Chief Financial
Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ HENRY J. HERRMANN		Chief Executive Officer and Director	September 21, 2007
Henry J. Herrmann

/s/ DANIEL P. CONNEALY		Senior Vice President and Chief	September 21, 2007
Daniel P. Connealy		Financial Officer
(Principal Financial Officer)

/s/ BRENT K. BLOSS		Senior Vice President - Finance and	September 21, 2007
Brent K. Bloss		Treasurer (Principal Accounting Officer)

*		Director	September 21, 2007
Alan W. Kosloff

*		Director	September 21, 2007
Dennis E. Logue

*		Director	September 21, 2007
James M. Raines

*		Director	September 21, 2007
Ronald C. Reimer

*		Director	September 21, 2007
William L. Rogers

*		Director	September 21, 2007
Jerry W. Walton

*By:	/s/ DANIEL C. SCHULTE
Daniel C. Schulte
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1

Specimen of Class A Common Stock Certificate, par value $0.01 per share. Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, File No. 333-43687, on February 27, 1998 and incorporated herein by reference.

4.2	Form of Option Exchange Mailing Documents. Filed as Exhibit 4.5 to the Company’s Registration Statement on Form S-8, File No. 333-65827, October 16, 1998 and incorporated herein by reference.
4.3

Waddell & Reed Financial, Inc. 1998 Non-Employee Director Stock Award Plan, as amended and restated. Filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, File No. 333-43687, for the quarter ended September 30, 2005 and incorporated herein by reference.

4.4

Waddell & Reed Financial, Inc. 1998 Executive Stock Award Plan, as amended and restated. Filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, File No. 333-43687, for the quarter ended September 30, 2005 and incorporated herein by reference.

4.5

Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated. Filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, File No. 333-43687, for the quarter ended June 30, 2007 and incorporated herein by reference.

4.6

Rights Agreement, dated as of April 28, 1999, by and between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York, which includes the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company, as filed on May 13, 1999 with the Secretary of State of Delaware, as Exhibit A and the form of Rights Certificate as Exhibit B. Filed as Exhibit 4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference.

4.7

First Amendment to Rights Agreement, dated as of February 14, 2001, by and between Waddell & Reed Financial, Inc. and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York. Filed as Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

5.1	Opinion of Hughes & Luce, L.L.P. Filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-8, File No. 333-65827, on October 16, 1998 and incorporated herein by reference.
23.1	Consent of Hughes & Luce, L.L.P. Contained in Exhibit 5.1 hereto.
23.2*	Consent of KPMG LLP.
24.1	Powers of Attorney. Filed as Exhibit 24.1 to the Company’s Post Effective Amendment No. 5 to Form S-8, File No. 333-65827, on September 12, 2003 and incorporated by reference.

* Filed herewith